Filed Pursuant to Rule 433
Registration No. 333-131607
HSI Asset Loan Obligation Trust
Mortgage Pass-Through Certificates,
Series 2007-AR1
HSI Asset Securitization Corporation
Depositor
(Commission File No. 333-131607)
HSBC Bank USA, National Association
Sponsor and Seller
Deutsche Bank National Trust Company
Trustee
HSBC Securities (USA), Inc.
Lead Underwriter
STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates described herein, supersedes any information contained in any prior similar materials relating to the Offered Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change by information contained in a preliminary prospectus relating to the Offered Certificates. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Offered Certificates, until we have conveyed to you a preliminary prospectus relating to the Offered Certificates and we have accepted your offer to purchase Offered Certificates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.
IMPORTANT NOTICE REGARDING THE CONDITIONS
FOR THIS OFFERING OF ASSET-BACKED SECURITIES
The Offered Certificates referred to in these materials are being offered when, as and if issued. The depositor is not obligated to issue such Offered Certificates or any similar security and the underwriter’s obligation to deliver such Offered Certificates is subject to the terms and conditions of the underwriting agreement with the depositor and the availability of such Offered Certificates when, as and if issued by the issuing entity. You are advised that the terms of the Offered Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Offered Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Offered Certificates may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such Offered Certificates to you is conditioned on the mortgage loans and Offered Certificates having the characteristics described in these materials. If for any reason the issuing entity does not deliver such Offered Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Offered Certificates which you have committed to purchase, and none of the issuing

Filed Pursuant to Rule 433
Registration No. 333-131607
entity nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.
     THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 866-811-8049.

THE SERIES 2007-AR1 CERTIFICATES

	Initial Principal	Related
	Balance or Notional	Loan	Initial Interest		S&P	Fitch
Class	Amount(1)	Group	Rate	Designation	Rating	Rating
Offered Certificates:
Class I-A-1	$7,823,000	I	Variable(3)	Senior/Pass-Through	AAA	AAA
Class II-A-1	$254,547,000	II	Variable(4)	Super Senior/Pass-Through	AAA	AAA
Class II-A-2	$11,994,000	II	Variable(4)	Senior Support/Pass-Through	AAA	AAA
Class III-A-1	$80,174,000	III	Variable(5)	Super Senior/Pass-Through	AAA	AAA
Class III-A-2	$3,778,000	III	Variable(5)	Senior Support/Pass-Through	AAA	AAA
Class IV-A-1	$53,710,000	IV	Variable(6)	Super Senior/Pass-Through	AAA	AAA
Class IV-A-2	$2,531,000	IV	Variable(6)	Senior Support/Pass-Through	AAA	AAA
Class B-1	$9,768,000	(2)	Variable(7)	Subordinate	NR	AA
Class B-2	$3,256,000	(2)	Variable(7)	Subordinate	NR	A
Class B-3	$2,388,000	(2)	Variable(7)	Subordinate	NR	BBB
Total Offered:	$429,969,000
Non-Offered Certificates(8):
Class B-4	$1,736,000	(2)	Variable(7)	Subordinate	NR	BB
Class B-5	$1,302,000	(2)	Variable(7)	Subordinate	NR	B
Class B-6	$1,084,980	(2)	Variable(7)	Subordinate	NR	NR
Class R-I	$50	II	Variable(4)	Senior/Residual	NR	NR
Class R-II	$50	II	Variable(4)	Senior/Residual	NR	NR
Class P	$100	(2)	N/A	Prepayment Penalties	NR	NR
Total Non-Offered:	$4,123,080
Total:	$434,092,080

1	Approximate. Subject to variance of plus or minus 5%.

2	The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6 and Class P Certificates will be related to each of loan group I, loan group II, loan group III and loan group IV as further described in this Prospectus Supplement.

3	For each distribution date, the certificate rate for the Class I-A-1 Certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group I. The initial pass-through rate for the class I-A-1 Certificates will be equal to approximately 6.19991% per annum.

4	For each distribution date, the certificate rate for the Class II-A-1, Class II-A-2, Class R-I and Class R-II Certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group II. The initial pass-through rate for the Class II-A-1, Class II-A-2, Class R-I and Class R-II Certificates will be equal to approximately 6.18250% per annum.

5	For each distribution date, the certificate rate for the Class III-A-1 and Class III-A-2 Certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group III. The initial pass-through rate for the Class III-A-1 and Class III-A-2 Certificates will be equal to approximately 6.09339% per annum.

6	For each distribution date, the certificate rate for the Class IV-A-1 and Class IV-A-2 Certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group IV. The initial pass-through rate for the Class IV-A-1 and IV-A-2 Certificates will be equal to approximately 6.18370% per annum.

7	The pass-through rate on the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be equal to weighted average of the net mortgage rates of the Mortgage Loans in loan group I, loan group II, loan group III and loan group IV, weighted in proportion to the results of subtracting from the aggregate principal balance of the related loan group the aggregate certificate principal balance of the senior certificates related to that loan group. The initial pass-through rate for the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be equal to approximately 6.16495% per annum.